Exhibit 10.1
                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

               ACME TELEVISION HOLDINGS, L.L.C. ("PURCHASER"),

                   KOPLAR COMMUNICATIONS, INC. ("COMPANY")

                                       AND

           THE SHAREHOLDERS NAMED THEREIN ("SELLING SHAREHOLDERS")

                               DATED JULY 29, 1997


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.....................................................................1
      PURCHASE AND SALE OF STOCK..............................................1
            1.1   Agreement to Purchase and Sell..............................1
            1.2   Delivery of Certificates....................................2
            1.3   Purchase Price..............................................2
            1.4   Determination of Working Capital and Other Adjustments......4
            1.5   Payment of Purchase Price...................................5

ARTICLE II....................................................................6
      REPRESENTATIONS AND WARRANTIES OFTHE COMPANY AND SELLING SHAREHOLDERS...6
            2.1   Organization, Standing, Authority, Subsidiaries and
                  Authorized Shares...........................................6
            2.2   Authorization and Binding Obligation........................7
            2.3   Absence of Conflicting Agreements...........................8
            2.4   Licenses....................................................8
            2.5   Title to and Condition of Real Property.....................8
            2.6   Title to and Condition of Personal Property.................9
            2.7   Contracts..................................................10
            2.8   Consents...................................................10
            2.9   Trademarks, Trade Names and Copyrights.....................11
            2.10  Audited Financial Statements...............................11
            2.11  Insurance..................................................11
            2.12  Reports....................................................11
            2.13  Compensation and Employee Plans............................12
            2.14  Labor Relations............................................13
            2.15  Tax Returns and Audit......................................13
            2.16  Claims and Legal Actions...................................13
            2.17  Compliance with Laws.......................................14
            2.18  Conduct of Business in Ordinary Course.....................14
            2.19  Related Entities...........................................14
            2.20  Environmental..............................................14
            2.21  Broker's Fees..............................................15
            2.22  Restrictions on Competition................................15
            2.23  Cable Carriage.............................................15

ARTICLE III..................................................................15
      REPRESENTATIONS AND WARRANTIES OF PURCHASER............................15
            3.1   Organization, Standing and Authority.......................15
            3.2   Authorization and Binding Obligation.......................15
            3.3   Absence of Conflicting Agreements..........................15
            3.4   Qualified Transferee.......................................16

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ARTICLE IV...................................................................16
      COVENANTS OF THE COMPANY...............................................16
            4.1   Pre-Closing Covenants......................................16

ARTICLE V....................................................................20
      COVENANTS OF PURCHASER.................................................20
            5.1   Notification...............................................20
            5.2   No Inconsistent Action.....................................20
            5.3   Purchaser's Qualifications.................................20
            5.4   Schedules..................................................21

ARTICLE VI...................................................................21
      SPECIAL COVENANTS AND AGREEMENTS.......................................21
            6.1   FCC Consent................................................21
            6.2   Antitrust Laws Compliance..................................21
            6.3   Control of the Station.....................................22
            6.4   Fees and Expenses..........................................22
            6.5   Brokers....................................................22
            6.6   Confidentiality............................................22
            6.7   Public Announcements.......................................23
            6.8   Cooperation................................................23
            6.9   Excluded Assets and Liabilities............................23
            6.10  Koplar Communications Television, L.L.C....................24
            6.11  No Solicitation............................................24
            6.12  Non-Competition............................................25

ARTICLE VII..................................................................25
      ANCILLARY AGREEMENTS...................................................25
            7.1   Investment in Purchaser....................................25
            7.2   KISI Operations............................................25
            7.3   Management Agreement.......................................25
            7.4   Company Name...............................................25

ARTICLE VIII.................................................................25
      CONDITIONS PRECEDENT TO CLOSING........................................26
            8.1   Conditions for Closing.....................................26
            8.2   Conditions to Obligations of  Purchaser....................27
            8.3   Conditions to Obligations of the Company and Selling
                  Shareholders...............................................29

ARTICLE IX...................................................................29
      CLOSING AND CLOSING DELIVERIES.........................................29
            9.1   Closing....................................................29
            9.2   Deliveries by the Company and Selling Shareholders.........29

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            9.3   Deliveries by Purchaser....................................30
            9.4   Local Marketing Agreement..................................31

ARTICLE X....................................................................32
      TERMINATION............................................................32
            10.1  Termination Events.........................................32
            10.2  Effect of Termination......................................33
            10.3  Remedies...................................................33

ARTICLE XI...................................................................34
      INDEMNIFICATION........................................................34
            11.1  Indemnification by the Selling Shareholders................34
            11.2  Indemnification by Purchaser...............................34
            11.3  Limitations on Indemnity...................................35
            11.4  Procedure for Indemnification..............................36

ARTICLE XII..................................................................37
      MISCELLANEOUS..........................................................37
            12.1  Notices....................................................37
            12.2  Benefit and Binding Effect.................................38
            12.3  Governing Law..............................................39
            12.4  Headings; Construction.....................................39
            12.5  Time of Essence............................................39
            12.6  Entire Agreement...........................................39
            12.7  Waiver of Compliance; Consents.............................39
            12.8  Severability...............................................40
            12.9  Counterparts...............................................40



                                      iii




                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of the 29th day of July, 1997, is made and entered into by and among KOPLAR COMMUNICATIONS, INC., a Missouri corporation ("Company"), ACME TELEVISION HOLDINGS, L.L.C., a Delaware limited liability company ("Purchaser") and the shareholders of the Company set forth on EXHIBIT A attached hereto ("Selling Shareholders").

                                    RECITALS:

      A. The Company (through its Subsidiary, Koplar Communications Television, L.L.C.) is the owner and operator of television station KPLR, Channel 11 ("Station"), in St. Louis, Missouri.

      B. The Selling Shareholders own all of the issued and outstanding shares of : (i) the Class A Preferred Voting Stock; and (ii) the Common Non-Voting Stock of the Company (collectively the "Stock").

      C. Purchaser wishes to acquire all of the issued and outstanding Stock of the Company from the Selling Shareholders and the Selling Shareholders desire to sell the same to Purchaser, all in accordance with the terms and subject to the conditions hereinafter set forth.

      D. Attached hereto as the Definitions Addendum, and incorporated herein by this reference, is a definitional listing of certain words (whose initial letters are capitalized) used in this Agreement.

      NOW, THEREFORE, in consideration of the above recitals and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

      1.1 AGREEMENT TO PURCHASE AND SELL . At the Closing and subject to the terms and conditions of this Agreement, each Selling Shareholder shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all security interests, pledges, liens, charges, claims, options, rights to acquire, restrictions on transfer or other encumbrances of any nature, the number of shares of each class of Stock owned by such Selling Shareholder as set forth opposite such Selling Shareholder's name on EXHIBIT A (the "Shares") (which Shares, collectively, shall constitute all of the issued and outstanding stock of the Company as of the Closing) and Purchaser shall purchase all of the Shares from the Selling Shareholders.


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      1.2 DELIVERY OF  CERTIFICATES . At the Closing,  each Selling  Shareholder shall  deliver  or  cause  to  be  delivered  to  Purchaser  stock  certificates
representing   the  issued  and   outstanding   Shares  owned  by  each  Selling
Shareholder, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.

      1.3 PURCHASE PRICE . The aggregate purchase price ("Purchase Price") to be paid to the Selling Shareholders in exchange for the Shares shall be One Hundred Forty-Six Million and No/100 Dollars ($146,000,000.00), subject to the Adjustments and provisions set forth in Sections 1.3(b)-(d), 1.4, and 1.5 below:

            (b) The following shall be the adjustments to the Purchase Price (collectively the "Adjustments"):

                  (i) The Purchase Price shall be increased to the extent that Working Capital (as of the date of Closing) is in excess of $3,000,000.00 and shall be decreased by the amount that Working Capital (as of the date of Closing) is less than $3,000,000.00. As used herein, "Working Capital" is intended to mean the amount by which (x) (to the extent not Excluded Assets as defined in Section 6.10 of this Agreement) the total of the cash, accounts receivable, other receivables and prepaids of the Company exceeds (y) (to the extent not Excluded Liabilities as defined in Section 6.10 of this Agreement) the total of accounts payable, accrued expenses, and lease payables. The amount of Working Capital, and the specific accounts which are elements of determining Working Capital as provided for in the previous sentence, shall be determined on a basis consistent with the Company's December 31, 1996 audited financial statements included in the Audited Financials;

                  (ii) The Purchase Price shall be decreased by the amount of the loan balance as of Closing with respect to all amounts owing to any institutional lender (presently, the Company's institutional lender is NationsBank, N.A.) which, unless alternative arrangements are made between Purchaser and such bank to continue such loan, Purchaser shall cause to be paid in full coincident with Closing and any liability of the Company incurred outside of the ordinary course of business from December 31, 1996 to the date of the Closing, except for those payments or liabilities specifically allowed pursuant to this Agreement or otherwise reflected in the Working Capital of the Company as of the Closing;

                  (iii) To the extent not reflected in the adjustment for Working Capital Adjustment provided for in Section 1.3(b)(i) above, the Purchase Price shall be decreased by all amounts payable to H. Max Lummis IV ("Lummis") pursuant to Paragraph 2.6(e) of the Executive Employment Agreement dated as of October 15, 1994 ("Lummis Employment Agreement"), between Lummis and the Company on account of a Sale Transaction (as such term is defined in the Lummis
Employment Agreement) which Purchaser shall cause the Company to pay on the later of the Closing or January 5, 1998, and which obligation, if paid after the Closing, shall be secured by a letter of credit (at Lummis' cost) reasonably acceptable to Lummis;

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                  (iv) To the extent not reflected in the adjustment for Working
Capital Adjustment provided for in Section 1.3(b)(i) above, the Purchase Price shall be decreased by one-half of the amount of any severance liability (excluding any amount payable to Lummis pursuant to Section 1.3(b)(iii) of this Agreement) which arises in connection with Purchaser's termination of any of the employees of the Company in connection with the purchase and sale of the Shares pursuant to this Agreement immediately following Closing; PROVIDED, HOWEVER, that such decrease in the Purchase Price pursuant to this clause (iv) shall not exceed Three Hundred Thousand and No/100 Dollars ($300,000.00). The Purchaser shall identify the employees to be terminated by Purchaser in connection with the purchase and sale of the Shares no less than ten (10) days prior to Closing;

                  (v) The Purchase Price shall be decreased by the aggregate amount payable as a consulting fee under the Management Agreement set forth in
Section 7.3 of this Agreement during the initial three (3) year term of the Management Agreement;

                  (vi) To the extent not reflected in the adjustment for Working Capital Adjustment provided for in Section 1.3(b)(i) above, the Purchase Price shall be decreased by the amount payable to Warner Bros., a division of Time Warner Entertainment Company, L.P. pursuant to that certain Promissory Note in the original principal amount of approximately Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000.00); PROVIDED, HOWEVER, that the amount of this Adjustment on account of such Promissory Note shall not exceed Two Million and No/100 Dollars ($2,000,000.00) plus accrued and unpaid interest on such amount, less any principal and interest payments made prior to Closing towards such amount; and

                  (vii) To the extent not reflected in the Working Capital Adjustment provided for in Section 1.3(b)(i) above, the Purchase Price shall be decreased by the amount of the Selling Shareholders' costs ("Selling Shareholders' Costs") associated or incurred in connection with the purchase and sale of the Shares (including the fees of Communications Equity Associates ("CEA"), if any) to the extent paid or payable by the Company or Purchaser prior to, as of or coincident with the Closing, including (a) all the legal fees of the Selling Shareholders related to the purchase and sale of the Shares; (b) all amounts paid to any holder of those stock options in the Company set forth on
SCHEDULE 2.1(C) for termination of such options in connection with the purchase and sale of the Shares and (c) for one-half (1/2) of the FCC filing fees, as set forth in Section 6.5 hereof. Purchaser shall cause all of Selling Shareholders' Costs to be paid coincident with the Closing, except that the amount payable in order to terminate the options described in (b) above shall be paid on the later of the Closing or January 2, 1998, which obligation, if paid after the Closing, shall be secured by a letter of credit (at the option holder's cost) in a form reasonably acceptable to the respective option holders.

            (c) In addition to the Adjustments provided for in Section 1.3(b) above, the Selling Shareholders may designate employee bonuses (and all related payroll tax expense) to be paid to those employees of the Company designated by the Selling Shareholders and in such amounts as designated by Selling Shareholders ("Designated Employee Bonuses"). The amount

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of  such  Designated   Employee  Bonuses  will  be  identified  by  the  Selling
Shareholders on or prior to five (5) days prior to Closing. The amount of the Designated Employee Bonuses will not be deemed a liability for purposes of the adjustment for Working Capital provided for in Section 1.3(b)(i).

            (d) At least two (2) days prior to Closing, the Company and Selling Shareholders shall provide Purchaser with documents sufficient to verify those Adjustments set forth in Sections 1.3(b)(ii)-(vii) hereof.

      1.4   DETERMINATION OF WORKING CAPITAL AND OTHER ADJUSTMENTS .

            (a) Within one hundred twenty (120) days following Closing, the Company shall cause the Company's accounting firm, Coopers & Lybrand, L.L.P. ("CPA Firm"), to prepare a balance sheet of the Company as of the close of business on the Closing Date, in accordance with GAAP applied on a basis consistent with the Company's December 31, 1996 audited financial statements included in the Audited Financials ("Closing Balance Sheet") and shall cause the CPA Firm to compute the adjustment to the Purchase Price with respect to Working Capital as set forth in Section 1.3(b)(i) hereof in accordance with the terms of
Section 1.3 (the amount of the Adjustments provided in Sections 1.3(b)(i) is referred to herein as the "Adjustment Amount"). The Closing Balance Sheet, together with copies of all relevant work papers and a certification of the Adjustment Amount by CPA Firm, shall be delivered to Selling Shareholders and Purchaser, and Selling Shareholders and Purchaser shall have timely access to all other records and computations in regard to the determination of the Closing Balance Sheet and the Adjustment Amount.

            (b) If Purchaser or Selling Shareholders have any objections to the Adjustment Amount, such party shall notify the other of such disputed amount ("Disputed Amount") in writing, such notice setting forth in reasonable detail the basis of such party's objection, within thirty (30) days following receipt of the Closing Balance Sheet and the Adjustment Amount by Selling Shareholders and Purchaser (the "Objection Period").

            (c) If, at the expiration of the Objection Period, neither Purchaser nor Selling Shareholders have objected to the Adjustment Amount by giving notice of its objections as provided for in (b) above, then the Purchase Price shall be increased or decreased, as appropriate, by the Adjustment Amount. If the Purchase Price is decreased by the Adjustment Amount, Selling Shareholders shall, within twenty (20) days from the expiration of the Objection Period, pay the Adjustment Amount to Purchaser. In the event that the Purchase Price is increased by the Adjustment Amount, Purchaser shall, within twenty (20) days from the expiration of the Objection Period, pay the Adjustment Amount to Selling Shareholders. Any payments due hereunder shall be made in cash or by wire transfer of immediately available funds.

            (d) In the event a Disputed Amount arises by notice pursuant to (b) above, Purchaser and Selling Shareholders will use reasonable efforts to resolve the Disputed Amount. If
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the  parties do not obtain a final  resolution  of the  Disputed  Amount  within fifteen (15) days after notice of such Disputed Amount is given, then a mutually agreeable national accounting firm ("Second CPA Firm") shall resolve any remaining objections with respect to the Adjustment Amount and make a final determination with respect to the adjustment to the Purchase Price ("Final Determination"). In the event the parties submit any Disputed Amount to Second CPA Firm for a Final Determination as provided herein, the fees and expenses of Second CPA Firm will be paid by (i) the party objecting, if (x) the Disputed Amount is resolved in favor of the non-objecting party, (y) the CPA Firm's Adjustment Amount is equal to the Final Determination; or (z) the difference between the Final Determination and CPA Firm's Adjustment Amount is less than two-tenths of one percent (.2%) of the Purchase Price; or (ii) the non-objecting party if the difference between the Final Determination and CPA Firm's Adjustment Amount is greater than two-tenths of one percent (.2%) of the Purchase Price and the Adjustment is in favor of the objecting party. All books and records necessary for Second CPA Firm to make a Final Determination will be made available to Purchaser and Selling Shareholders. The Final Determination made by Second CPA Firm will be conclusive and binding upon the Purchaser and Selling Shareholders. Once a Final Determination has been made, the Purchaser shall pay Selling Shareholders, or, as the case may be, Selling Shareholders shall pay Purchaser, the Adjustment Amount in accordance with the Final Determination, within five (5) days of delivery of the Final Determination to Selling Shareholders and Purchaser.

      1.5   PAYMENT OF PURCHASE PRICE .

            (a) At Closing, the Purchase Price (net of all applicable Adjustments) shall be paid to the Selling Shareholders. If the Closing takes place on or prior to December 31, 1997, such Purchase Price (net of the Adjustments and net ot the Potential Tax Liability which shall be paid directly to the Escrow Agent as provided in Section 1.5(b)) shall be paid pursuant to a promissory note in the form of EXHIBIT H ("Promissory Note"), which shall be secured by a letter of credit ("Letter of Credit") issued by a bank reasonably acceptable to the Selling Shareholders (and the cost of which will be paid by Selling Shareholders) in the form of EXHIBIT H-1. At Closing, Purchaser shall deposit with the bank issuing the Letter of Credit the amount of the Purchase Price (less the amount placed in the Tax Escrow Fund), which shall serve as cash collateral for the bank in the event the Letter of Credit is drawn upon by Selling Shareholders. In the event the Closing takes place after January 1, 1998, then the Purchase Price (net of the Adjustments and net ot the Potential Tax Liability which shall be paid directly to the Escrow Agent as provided in
Section 1.5(b)) shall be paid to the Selling Shareholders in immediately available funds by wire transfer as directed by the Selling Shareholders, and the Promissory Note and Letter of Credit shall not be applicable.

            (b) In connection with the pending IRS examination of the Company for the years 1993 and 1994, it is anticipated that the Company will have a potential tax liability asserted by the IRS, which the Company will dispute. Simultaneously with the Closing, each of the parties to this Agreement will execute and deliver the Tax Escrow Agreement, a copy of which is attached hereto as EXHIBIT B (the "Tax Escrow Agreement"), and the Purchaser shall deposit with the

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Escrow Agent (as defined in the Tax Escrow  Agreement) in immediately  available funds out of the Purchase Price otherwise payable to the Selling Shareholders at Closing (i) in the event that the amount of the Potential Tax Liability has been asserted by the IRS at or prior to Closing, the full amount of the Potential Tax Liability (as defined in the Tax Escrow Agreement) plus interest and penalties, if any are asserted by the IRS (calculated through the approximate date of final resolution of the IRS Examination (as defined in the Tax Escrow Agreement) ("IRS Final Resolution")); or (ii) if the Potential Tax Liability has not yet been asserted by the IRS at or prior to Closing, the amount estimated by the Company's CPA Firm and approved by both Purchaser and Selling Shareholders, which approval shall not be unreasonably withheld (in either case, the "Tax Escrow Fund"). The Tax Escrow Fund shall serve as an escrow securing the obligations of the Company with respect to the Potential Tax Liability, if any, asserted by the IRS in connection with the IRS Examination. The Tax Escrow Fund shall be subject to increase or decrease after the Closing in accordance with the terms and conditions of the Tax Escrow Agreement. In the event that the Final Tax Liability (as defined in the Tax Escrow Agreement) is greater than the amount of the Tax Escrow Fund, inclusive of any and all accrued interest and penalties (if any are asserted by the IRS), then the Selling Shareholders shall pay the amount of any such shortfall to Purchaser within ten (10) days of Selling Shareholders' receipt of notice of such shortfall and Purchaser shall be obligated to fully satisfy the Final Tax Liability.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF

                      THE COMPANY AND SELLING SHAREHOLDERS

      The Company and Selling Shareholders represent and warrant to Purchaser as follows:

      2.1   ORGANIZATION, STANDING, AUTHORITY, SUBSIDIARIES AND AUTHORIZED
SHARES .

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is qualified to conduct business in the State of Missouri. The Company has all requisite corporate power and authority: (i) to own, lease, and use its assets as presently owned, leased and used; (ii) to conduct the business or operations of the Station as presently conducted; and (iii) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by the Company hereunder and thereunder. Each of the Selling Shareholders has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by such Selling Shareholder hereunder and thereunder.

            (b) Set forth on SCHEDULE 2.1(B) hereto is a true and complete list of all Subsidiaries of the Company stating, with respect to each Subsidiary, its jurisdiction of incorporation, capitalization, equity ownership and jurisdictions in which it is qualified to do

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business. As used in this Agreement, the term "Subsidiary" shall mean any Person in which the Company owns beneficially securities or interests representing twenty-five percent (25%) or more of: (i) the aggregate equity or profit interests; or (ii) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise. Each of the Subsidiaries set forth on SCHEDULE 2.1(B) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation, partnership or joint venture in each jurisdiction where such qualification is required. All of the outstanding shares of capital stock of the corporate
Subsidiaries and all equity interests of the other Subsidiaries have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and, except as set forth on SCHEDULE 2.1(B) hereto, are beneficially owned by the Company, free and clear of any security interest, pledge, lien, charge, claim, option, right to acquire, restriction on transfer, or encumbrance of any nature whatsoever. Except as set forth on SCHEDULE 2.1(B) hereto, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, and has no agreement or commitment to purchase any such interest. The Company has previously delivered to Purchaser complete and correct copies of the articles of incorporation and by-laws (including comparable governing instruments with different names), shareholder agreements, partnership agreements and other agreements pertaining to the Company's ownership or voting interest in each Subsidiary, as amended and presently in effect. Except as the context otherwise requires, for purposes of each of the representations, warranties and covenants contained in ARTICLE II and ARTICLE IV of this Agreement, "Company" shall refer to the Company and each of its Subsidiaries.

            (c) The Company is authorized to issue 25,000 shares of $1.00 par value Common Non-Voting Stock of which 21,206.25 shares are issued and outstanding, and 5,000 shares of $110.00 par value Class A Preferred Voting Stock, of which 862.875 shares are issued and outstanding. No other shares of Stock of the Company are authorized or outstanding. Except as set forth on
SCHEDULE 2.1(C), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company any of the shares of Stock or any other security of the Company (except those that will be terminated coincident with Closing as indicated on SCHEDULE 2.1(C)), and there is no outstanding security of any kind convertible into such Stock. All of the issued and outstanding shares of Stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. The issuance of shares in the Company to the Selling Shareholders did not and does not require any registration under the Securities Act of 1933 or any other federal or state securities laws. The
Selling Shareholders are and will be on the Closing Date the record and beneficial owners and holders of all the issued and outstanding shares of Stock of the Company free and clear of all liens and encumbrances.

      2.2 AUTHORIZATION AND BINDING OBLIGATION . The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and Selling Shareholders and constitutes the legal, valid, and binding obligation of the Company and Selling Shareholders, enforceable against them in accordance with its terms.

      2.3 ABSENCE OF CONFLICTING AGREEMENTS . Subject to obtaining the Consents (as defined in Section 2.8 hereof), the execution, delivery, and performance of this Agreement by the Company and the Selling Shareholders and the documents to be executed by such parties contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of the Company; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to the Company or the Station or the Selling Shareholders;
(iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which the Company or any Selling Shareholder is a party or by which the Company or its assets or any Selling Shareholder may be bound; or (v) will not create any material claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Company's assets.

      2.4 LICENSES . The Company (through its Subsidiary, Koplar Communications Television, L.L.C.) is the authorized legal holder of all the licenses, permits and other authorizations (collectively "Licenses") required for the lawful conduct of the business and operations of the Station in the manner they are now conducted. SCHEDULE 2.4 contains a list of all Licenses and copies of all Licenses issued by the FCC (subject to the Company's right to supplement such Schedule provided the Company delivers the same to Purchaser within ten (10) days from the execution of this Agreement). The Licenses are in full force and effect, and the conduct of the business and operations of the Station are in accordance with the Licenses and all statutory and regulatory requirements, except as set forth on SCHEDULE 2.4. Except as set forth in SCHEDULE 2.4, the Company and the Selling Shareholders have no reason to believe that the Licenses issued by the FCC will not be renewed by the FCC for a full term without material modification or conditions (except for those of general applicability).

      2.5 TITLE TO AND CONDITION OF REAL PROPERTY . SCHEDULE 2.5 contains descriptions of all the real property owned or leased by the Company (including the location of all improvements thereon), which comprises all real property interests necessary to conduct the business or operations of the Station as now conducted (the "Real Property"). The Company has good and marketable fee simple title to all of the fee estates listed in SCHEDULE 2.5 free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, encroachments, leases, charges, and other claims and encumbrances except for: (i) mortgages or security interests securing Liabilities reflected on the December 31, 1996 balance sheet included in the Audited Financials, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (ii) liens for real estate taxes not yet due and payable; (iii) easements, rights-of-way, restrictions of record and other items as disclosed on
SCHEDULE 2.5; (iv) mechanics' liens and other claims or encumbrances which will be removed prior to or at Closing in accordance with Section 4.1 hereof; and (v) minor imperfections of title which do not materially detract from the value of the Real Property and which will not materially interfere with the use of the Real Property in the manner presently used by the Company in the ordinary course of its business. The improvements upon any Real Property conform in all material respects to all lease restrictions, restrictive covenants, and zoning ordinances. To the Company's and Selling Shareholders' respective Knowledge, no condemnation or construction is pending or proposed which might have a materially adverse affect on the use and value of the Real Property. The leases, agreements and contracts for non-fee estates listed on SCHEDULE 2.5 constitute valid and binding obligations of the Company, and to the Company's and Selling Shareholders' respective Knowledge, of all other parties thereto and are in full force and effect. The Company is not in material default under any of such leases, agreements or contracts, and to the Company's and Selling Shareholders' respective Knowledge, the other parties to such leases, agreements and contracts are not in material default thereunder. Other than the Company and the Company's Affiliates and except for those parties set forth on SCHEDULE 2.5, there are no parties in possession of any portion of the Real Property, whether as lessees, tenants at will, trespassers or otherwise. There are presently in existence dedicated public access roads as well as telephone, electric, and water lines (some of which are made available as the result of easements with adjacent property owners) to or on the Real Property which are sufficient to service adequately the current operations of each building located on the Real Property that is used by the Company.

      2.6 TITLE TO AND CONDITION OF PERSONAL PROPERTY . SCHEDULE 2.6 contains a list of all items of personal property as of the date of SCHEDULE 2.6 which are used or useful in and material to the operations of the Station as conducted as of the date of this Agreement (the "Personal Property"). Except as described in
SCHEDULE 2.6, the Company owns and has good and marketable title to all Personal Property. Except as noted in SCHEDULE 2.6, none of the Personal Property owned by the Company is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for: (i) those securing Liabilities which are reflected on the books and records of the Company; (ii) liens for current taxes not yet due and payable; and (iii) mechanics' liens and similar minor encumbrances, all of which shall be discharged prior to the Closing Date in accordance with Section 4.1 hereof. Except as shown in SCHEDULE 2.6, each item of Personal Property necessary for the operation of the Station as conducted as of the date of this Agreement is in good operating condition and repair (ordinary wear and tear excepted), and is insurable at standard rates. All items of transmitting and studio equipment included in the Personal Property and material to the operations of the Station as now conducted are in compliance with all FCC regulations and requirements in all material respects. The Company owns all properties necessary to conduct, in all material respects, the business and operations of the Station as now conducted.

      2.7   CONTRACTS .

            (a) SCHEDULES 2.5, 2.6,  2.7(A),  2.7(B),  2.11 AND 2.13(B)  contain descriptions of all the contracts with respect to the Company, including self-dealing agreements (the "Contracts"), except for: (i) contracts with advertisers for the sale of time or talent on the Station for cash and substantially at rate card or at customary rates and which are not prepaid; (ii) other contracts, the aggregate liability under which is not greater than $20,000; and (iii) contracts or agreements terminable on not more than ninety
(90) days notice without material liability to the Company. There are no agreements for the sale of advertising time for consideration other than cash ("Trade Agreements") except as disclosed on SCHEDULE 2.7(A). The Company has made available to Purchaser true and correct copies of all written Contracts, and true and complete memoranda of all oral Contracts required to be listed on
SCHEDULE 2.7(A). Except as set forth on SCHEDULE 2.7(A), each of the Contracts constitutes a valid and binding obligation of the Company and, to the Knowledge of the Company and Selling Shareholders, constitutes a valid and binding obligation of the third parties thereto. Except as set forth on SCHEDULE 2.7(A), each of the Contracts is in full force and effect and, to the Company's and Selling Shareholders' respective Knowledge, no other party is in material breach of the terms of any of the Contracts, and no event has occurred which with the passage of time or notice, or both, would constitute a material breach or default of such Contracts and the Company has materially fulfilled and performed its obligations under each of the Contracts. Except for the Consents (as defined in Section 2.8 hereof), the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation or terms of any of the Contracts listed on SCHEDULE 2.7(A). The Contracts include all Contracts necessary to continue the operations of the Station as now conducted and substantially consistent with recent past operations.

            (b) SCHEDULE 2.7(B) describes all of the Station's programming agreements as of the date hereof, together with the payments due by month thereunder and the runs remaining, and describes the barter agreements to which the Company is bound (the "Programming Agreements"). Each of the Programming Agreements listed in SCHEDULE 2.7(B) is valid and binding and enforceable against the other party or parties thereto in accordance with its terms. All payments required to be paid under any Programming Agreement prior to the Closing Date shall have been timely paid by the Company when due. Between the date hereof and the Closing Date, the Company shall maintain film and program usage schedules and amortization schedules substantially consistent with past practices.

      2.8 CONSENTS . Except for the FCC Consent provided for in Section 6.1, the HSR Filing pursuant to Section 6.2 and the other consents described in SCHEDULE
2.8 (collectively the "Consents"), no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required: (i) to consummate this Agreement and the transactions contemplated hereby; or (ii) to enable Purchaser to conduct the business or operations of the Station after the Closing in substantially the same manner as such business or operations are conducted as of the date of this Agreement.

      2.9 TRADEMARKS, TRADE NAMES AND COPYRIGHTS . SCHEDULE 2.9 is a true and complete list of all copyrights, trademarks, service marks, trade names, licenses, patents, permits, jingles, privileges and other intangible property rights and interests applied for, issued to or owned by the Company, or under which the Company is licensed or franchised, and used in the conduct of the business or operations of the Station (collectively the "Intellectual Property"). Except as set forth on SCHEDULE 2.9, the Company is the sole and exclusive owner of the Intellectual Property, free and clear of any claims, liens, security interests, licenses, sublicenses, charges or encumbrances. The Company and Selling Shareholders have no Knowledge that any infringement is occurring to any of the Intellectual Property identified on SCHEDULE 2.9. The Company and Selling Shareholders have no Knowledge that the Company is infringing upon any trademarks, service marks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending or, to the Knowledge of the Company and Selling Shareholders, threatened with respect thereto.

      2.10  AUDITED FINANCIAL STATEMENTS .

            (a)  SCHEDULE  2.10  contains  true  and  complete   copies  of  the
consolidated audited financial statements of the Company as of and for the Company's fiscal years ended December 31, 1995 and 1996 (the "Audited Financials"). Except as set forth on SCHEDULE 2.10, the Audited Financials have been prepared in accordance with GAAP consistently applied and present fairly the operating income and financial condition of the Company as of their respective dates and the results of operations for the respective periods then ending.

            (b) As of December 31, 1996, the Company did not have any indebtedness, liability, claim or loss, whether contingent or non-contingent ("Liabilities") that, although required to be disclosed or reflected, was not fully and adequately reflected or reserved against on the December 31, 1996 consolidated balance sheet included in the Audited Financials. Except as set forth on SCHEDULE 2.10, the Company has not incurred any Liabilities since December 31, 1996 except in the ordinary course of business.

      2.11 INSURANCE . All of the Real Property and Personal Property is insured against loss or damage in amounts generally customary in the broadcast industry. Attached hereto as SCHEDULE 2.11 is a description of all liability and casualty insurance policies maintained by the Company. All such policies are in full force and effect as of the date of this Agreement and copies of all such policies have been delivered to Purchaser.

      2.12 REPORTS . All material ownership reports, renewal applications, financial reports and other reports and documents required to be filed with the FCC by or on behalf of the Company with respect to the Station have been filed with the FCC, and all such reports, applications and other documents are true and complete in all material respects.

      2.13  COMPENSATION AND EMPLOYEE PLANS .

            (a) SCHEDULE 2.13(A) contains a complete list of all employees of the Company, their salaries, and basis for determination of bonuses.

            (b) SCHEDULE 2.13(B) sets forth a list and description of all "employee benefit plans" (as such term is defined in Section 3 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) of the Company (collectively the "Plans") and all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, hospitalization, group insurance, death benefit, disability, union, collective bargaining, works council, severance and other compensation and fringe benefit plans, trust agreements, arrangements and commitments of the Company, including a summary description with respect to the funding of all such Plans. True, correct and complete copies of all documents creating or evidencing any such plan, agreement, arrangement or commitment have been made available to Purchaser. There are no negotiations, demands or proposals which are pending which concern matters now covered, or that would be covered, by such types of plans, agreements, arrangements or commitments. Except as set forth in SCHEDULE 2.13(B), the Company is not a party to any multiemployer plan as that term is defined by ERISA.

            (c) All Plans are in compliance with the applicable provisions of ERISA, and no "reportable event" as defined by ERISA has occurred. Each of the Plans which is intended to meet the requirements of Section 401(a) of the Internal Revenue Service to be "qualified" within the meaning of such sections of the Internal Revenue Code of 1986, as amended (the "Code"), is so qualified and there exists no fact which would adversely affect the qualified status of such Plans.

            (d) The Company has not incurred any "withdrawal liability" (within the meaning of Section 4201(a) of ERISA) under any multiemployer plan and except as noted on SCHEDULE 2.13(D), if the Company were to engage in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Subtitle E of Title IV of ERISA) from any such plan, the Company would not incur any "withdrawal liability" under Section 4201 of ERISA.

            (e) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, there is no request for documents, litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Plan. Neither the Company nor any administrator or fiduciary of any Plan (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which could subject the Company to any material liability for a breach of fiduciary duty under ERISA or any other applicable law. If Section 302 of ERISA and Section 412 of the Code apply to any Plan, no "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan. The Company has no liability and there are no claims against the Company pursuant to any provision of the Code or ERISA by reason of the relationship of the Company to any other incorporated or unincorporated trade or business in the manner described in Section 414(b), (c), (m), or (o) of the Code or Section 302(d)(8)(C) or Section 4001(b)(1) of ERISA.

      2.14 LABOR RELATIONS . The Company is not a party to or subject to any collective bargaining agreements with respect to the Station except as described in SCHEDULE 2.7(A) or SCHEDULE 2.13(B). The Company has no written or oral contracts of employment with any employee of the Station, other than: (i) oral employment agreements terminable at will or upon less than forty-five (45) days notice without penalty or other liability except for the payment of severance obligations consistent with recent past practices or the payment of commissions for sales made prior to such termination by commissioned sales representatives; or (ii) those listed in SCHEDULE 2.7(A). The Company has provided Purchaser with true and complete copies of all such written contracts of employment and true and accurate memoranda of any such oral contracts to the extent listed in
SCHEDULE 2.7(A). The Company is in material compliance with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules or regulations. Except as set forth in SCHEDULE 2.14, the Company is not experiencing any strikes, work stoppages, or grievance proceedings. No claim of unfair labor practices is pending or threatened and there are no other material labor controversies pending, or to the Company's or Selling Shareholders' respective Knowledge, threatened between the Company and any of the Company's employees.

      2.15 TAX RETURNS AND AUDIT . The Company has timely (taking into account all applicable extensions) filed all federal, state, local, foreign and other tax returns required by law to be filed for which the due date is on or before the Closing Date. The Company has paid in full or established adequate reserves which are reflected in full in the Audited Financials for all taxes and other charges due to federal, state or local, foreign or any other taxing authorities by the Company. Except as set forth on SCHEDULE 2.15, no audit or investigation of any of the Company's tax returns or reports is in progress, pending or threatened, and there exists no grounds for the assertion or assessment of any additional taxes against the Company. True and complete copies of all United States federal income tax returns, tax examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to the last five (5) years have been made available to Purchaser.

      2.16 CLAIMS AND LEGAL ACTIONS . Except as set forth in SCHEDULE 2.16, and except for any investigations and rule-making or other proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, application, complaint, or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending or, to the Knowledge of the Company or the Selling Shareholders, threatened against or relating to the Company, or the business or operations of the Company, the result of which might reasonably be expected to have a Material Adverse Effect upon the Company.

      2.17  COMPLIANCE  WITH LAWS . The Company has  conducted  its  business in
compliance   with  all   applicable   Laws,   except  to  the  extent  that  any
non-compliance would not have a Material Adverse Effect.

      2.18 CONDUCT OF BUSINESS IN ORDINARY COURSE . Between December 31, 1996 and the date hereof, the Company has conducted the business and operations of the Company only in the ordinary course and substantially consistent with recent past practice and, without limiting the generality of the foregoing, has not:

            (a)   Suffered any Material Adverse Effect;

            (b) Except in the ordinary course of business, and substantially consistent with past practices: (i) made any material increase in compensation payable or to become payable to any of the employees of the Company; or (ii) made any material change in employee benefits arrangements affecting the employees of the Company;

            (c) Made any sale, assignment, lease or other transfer of any of the Company's Personal Property, Intellectual Property or Real Property other than in the normal and usual course of business and substantially consistent with past practices; or

            (d) Paid any dividend or made any other distribution (other than compensation consistent with past practices) to any Selling Shareholder.

      2.19 RELATED ENTITIES . Except as listed or described on SCHEDULES 2.5, 2.6, 2.9 AND 2.19, all Real Property, Personal Property, Intellectual Property and Contracts used or intended for use in the operation of the Station are owned, leased or held by the Company, and no Affiliate owns or leases property or is a party to any lease or agreement affecting or relating to the operations of the Station.

      2.20 ENVIRONMENTAL . Other than those matters disclosed in the Phase 1 Environmental Report (a true and complete copy of which has previously been delivered to Purchaser) (i) the Company has no Knowledge of its violation of any Environmental Laws with respect to the Company's Real Property or the current operation of the Station; (ii) the Company has no Knowledge of any condition or event which has occurred with respect to any of the Company's Real Property or the operations of the Station which, with the giving of notice, lapse of time, or both, would constitute a violation of any Environmental Laws; and (iii) the Company has not engaged in the storage, installation, manufacturing, generation, disposal or use of any Hazardous Materials on or at any of the Real Property used in connection with the Station in violation of any Environmental Law. The Company has not received any notice, summons, citation, directive, letter or other communications, written or oral, from the United States, the State of Missouri, or any other party concerning any intentional or unintentional action or omission on the part of the Company or any other party which resulted in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leeching, dumping or disposing of Hazardous

Materials on, above, or under any of the assets used or useful by the Company or in the operation of the Station.

      2.21 BROKER'S FEES . There are no fees or commissions payable by the Selling Shareholders or the Company to any broker or finder with respect to the purchase and sale of the Shares except any commissions which may be payable to CEA referred to in Section 1.3(b)(vii) of this Agreement.

      2.22 RESTRICTIONS ON COMPETITION . Except as disclosed on SCHEDULE 2.22, there are no agreements in effect restricting the ability of the Company or its Affiliates to compete with other television broadcasting entities in any part of the United States, except with respect to the non-competition provision set forth in that certain Backup Asset Purchase Agreement with Pappas Telecasting Companies, a copy of which has been delivered to Purchaser.

      2.23  CABLE  CARRIAGE  . To the  Knowledge  of the  Selling  Shareholders,
SCHEDULE 2.23 annexed hereto sets forth a complete list of (a) all cable television systems which carry the Station's signal on the date hereof under the FCC's "must carry" rules; and (b) all cable television systems which carry the Station's signal pursuant to retransmission consent agreements, true and complete copies of which have been delivered to Purchaser.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Company and Selling Shareholders as follows:

      3.1 ORGANIZATION, STANDING AND AUTHORITY . Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified to conduct business in the states in which such qualification is required. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Purchaser hereunder and thereunder.

      3.2 AUTHORIZATION AND BINDING OBLIGATION . The execution, delivery, and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate actions on the part of Purchaser and its shareholders. This Agreement has been duly executed by Purchaser and constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, or by court-applied equitable remedies.

      3.3 ABSENCE OF CONFLICTING AGREEMENTS . Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and the documents contemplated hereby

(with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party except such consent that has already been obtained; (ii) will not conflict with the Certificate of Formation, Operating Agreement or other applicable Organizational Documents of Purchaser; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, which is applicable to Purchaser; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, licenses, or permit to which Purchaser is a party or by which Purchaser may be bound, such that Purchaser could not acquire or operate the Company and/or the Station.

      3.4 QUALIFIED TRANSFEREE . Purchaser has no Knowledge of any reason why it should not be found qualified to be the transferee of the Station and, to its Knowledge, will require no waiver of any FCC regulation or policy in order to obtain FCC consent to Purchaser's acquisition of control of the Station.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

      4.1 PRE-CLOSING COVENANTS . Except as contemplated by this Agreement, or with the prior written consent of Purchaser, between the date hereof and the Closing Date, the Company shall operate the Station in the ordinary course of business in accordance with its past practices (except where such operation would conflict with the following covenants or with the Company's other obligations under this Agreement), and the Company shall abide by the following negative and affirmative covenants:

            (a) NEGATIVE COVENANTS. Except as otherwise expressly allowed or contemplated by this Agreement or except with the prior written consent of the Purchaser, the Company shall not do any of the following:

                  (i) COMPENSATION. Increase or agree to increase the compensation, bonuses or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices;

                  (ii) DISPOSITION OF ASSETS. Sell, assign, lease, or otherwise transfer or dispose of any of the Company's assets, except for assets consumed or disposed of in the ordinary course of business or assets which are no longer used or useful in the business or operations of the Station;

                  (iii) ENCUMBRANCES. Create, assume or permit to exist any mortgage, lien, pledge, or title encumbrance upon the Company's assets, except for: (i) those in existence on the date of this Agreement and disclosed in Sections 2.5 and 2.6 of this Agreement, (ii) mechanics' liens and other similar liens which will be removed prior to the Closing Date, and (iii) such items which are immaterial to the value of such assets and do not materially interfere with the operations of the Station as currently conducted;

                  (iv) LICENSES. Do any act or fail to do any act which might result in the expiration, revocation, suspension or modification of any of the Licenses necessary for the operation of the Station, or fail to prosecute with reasonable due diligence any applications to any governmental authority or any other licensing authority material to the operation of the Station;

                  (v) RIGHTS. Waive any right relating to the Station or any of the Company's assets which is necessary to operate the Station as currently conducted;

                  (vi) DIVIDEND PAYMENTS. Make any dividend payment or other distribution to any Selling Shareholder other than regular compensation and accrued bonuses consistent with its budget for the 1997 fiscal year (or for any fiscal year thereafter, consistent with its budget and employment contracts applicable for such fiscal year);

                  (vii) REAL PROPERTY. Except as set forth on SCHEDULE 4.1(A)(VII), make, allow or consent to any material change in the Real Property or in any buildings, leasehold improvements, or fixtures used or useful in the operation of the Station except in the ordinary course of business;

                  (viii) INSURANCE POLICIES. Make any material change in the insurance policies included in SCHEDULE 2.11;

                  (ix) CABLE CARRIAGE. Take any action or, as the case may be, fail to take any action necessary to preserve the Station's carriage on cable television systems identified in SCHEDULE 2.23;

                  (x) TIME SALES AGREEMENTS. Renew, negotiate, modify, amend or terminate any existing Time Sales Agreements with respect to the Station except in the ordinary course of business consistent with past practice;

                  (xi) PROGRAMMING AGREEMENTS. Enter into or amend any Programming Agreement with respect to the Station unless the execution of such Programming Agreement is in accordance with the ordinary course of business for the Station consistent with past practice;

                  (xii) INDEBTEDNESS. Create, enter or assume any indebtedness for borrowed money which will not be discharged on or prior to Closing excluding, however, borrowings under the existing revolving credit loan with Boatmen's Bank of St. Louis;

                  (xiii) CAPITAL EXPENDITURES. Make any capital expenditures in excess of $1,000,000 in the aggregate for the annual period ending December 31, 1997 and $1,000,000 in the aggregate for the period thereafter through the Closing;

                  (xiv)   CHARTER   DOCUMENTS.    Amend   the   certificate   of
incorporation or by-laws of the Company, except as set forth on SCHEDULE 4.1(A)(XIV);

                  (xv) ISSUANCE OF SECURITIES. Issue, grant, sell or encumber any shares of Stock or other securities; issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind that calls for the acquisition, issuance, sale, pledge or other dispositions of any Stock or other securities (except for those set forth on SCHEDULE 2.1(C) hereof) or otherwise change its capital structure, except as the same may be required in order for the Stock to be sold by Selling Shareholders to Purchaser in accordance with the terms of this Agreement, except for any redemption of any Stock by Selling Shareholders in connection with the distribution of Excluded Assets as defined in Section 6.10 hereof; and

                  (xvi) NO INCONSISTENT ACTION. Take any other action which is materially inconsistent with its obligations under this Agreement.

            (b) AFFIRMATIVE COVENANTS. Selling Shareholders shall cause the Company to do the following:

                  (i) ACCESS TO INFORMATION. Make available to Purchaser and its authorized representatives (who have a reason to know based upon this Agreement and, to the extent required by the Company, have signed appropriate confidentiality agreements) all contracts, agreements, financial data and other documents affecting the Company and the operations of the Station requested by Purchaser. Notwithstanding the foregoing, without the prior written consent of Edward J. Koplar, there shall be no on-site inspection by Purchaser or any of its authorized agents of any of the premises used in connection with the business operations of the Company or the Station, PROVIDED, HOWEVER, that Purchaser shall have the right to conduct, upon reasonable advance notice to Edward J. Koplar, a Phase 1 and, if Purchaser reasonably deems it necessary or appropriate, a Phase 2 environmental audit of the assets of the Company. Any material noncompliance identified by any such Phase 1 or Phase 2 which results in a misrepresentation or breach of the representation of the Company and Selling Shareholders set forth in Section 2.20 of this Agreement shall either be cured prior to Closing or, to the extent such noncompliance cannot be cured prior to Closing, shall be subject to the pre-Closing indemnification procedures set forth in Section 8.2(d) of this Agreement;

                  (ii) MAINTENANCE OF ASSETS. Maintain all of the assets used in the business operations of the Company or the Station (or replacements thereof and improvements thereon) consistent in all material respects with the Company's past practices. The Company shall remove, cure, correct and repair prior to the Closing Date any deficiencies in such assets which are material to the operations of the Station and any material violations which are inconsistent with the Company's representations, warranties and covenants contained in this Agreement;

                  (iii) INSURANCE. Maintain the existing insurance policies, or comparable insurance coverage, on the Station and the assets owned or leased by the Company;

                  (iv) CONSENTS. Use its reasonable best efforts to obtain the Consents;

                  (v) PRESERVATION OF BUSINESS. Use its commercially reasonable efforts to preserve the business and operations of the Station and its present relationships with suppliers, customers and others having business relations with it, and continue to conduct financial operations of the Station, including its credit and collection policies, with substantially the same effort, and to the same extent and in the same manner, as in the prior conduct of the business of the Station;

                  (vi) BOOKS AND RECORDS. Maintain its books and records substantially in accordance with past practices;

                  (vii) FINANCIAL INFORMATION. Furnish to Purchaser as soon as available any audited financial statements for annual periods ending December 31 after the date of this Agreement and, within forty-five (45) days after the end of each month between June 30, 1997 and the Closing Date, an unaudited internal statement of income and expense and an unaudited internal balance sheet for the month just ended, such information to be in the form normally prepared by the Company for the Company's internal use;

                  (viii) CONTRACTS. Prior to the Closing Date, deliver to Purchaser a list of all Contracts entered into between the date hereof and the Closing Date, of the type required to be listed in SCHEDULE 2.7, together with true and complete copies of such Contracts;

                  (ix) BROADCAST INTERRUPTIONS. Notify Purchaser as soon as practicable if the Station's normal broadcast transmission is interrupted or impaired eight (8) continuous hours or more except for routine maintenance;

                  (x) QUALIFICATIONS. Notify Purchaser promptly if any fact relating to the Company which would cause the FCC to deny its consent to the transactions contemplated by this Agreement should come to the Company's attention and use its reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement and furnish to Purchaser, promptly upon filing, copies of all material reports and other information filed by the Company or any Subsidiary with the FCC after the date hereof;

                  (xi) LITIGATION. Notify Purchaser of any litigation, arbitration or administrative proceeding pending, or to the Knowledge of Selling Shareholders or the Company,
threatened against the Company or the Station or which challenges the transactions contemplated by this Agreement, within five (5) days of becoming aware of the same;

                  (xii) EMPLOYEES. Consistent with past employment policies and practices, use its reasonable efforts to maintain the employment at the Station of the employees listed on SCHEDULE 2.13, except to the extent that changes in employment is instituted in the reasonable business judgment of the management of the Company; and

                  (xiii) DISCHARGE OF CERTAIN LIENS. Discharge any mechanics' liens and similar minor encumbrances on the Personal Property, unless otherwise agreed by Purchaser.

                  (xiv) OPTIONS. On or prior to the Closing the Company shall cause to be canceled and terminated all outstanding options to purchase stock or other equity interests of the Company (the "Options"), which are described on
SCHEDULE 2.1(C). If prior to such cancellation all or any portion of the Options have been exercised or otherwise converted into stock of the Company (the "Option Stock"), the Company shall redeem such Option Stock on or prior to Closing. Any consideration paid in consideration for cancellation of the Options or redemption of the Option Stock shall be a reduction in the Purchase Price. The surrender of the Options or Option Stock by the holders shall be deemed a release by them of any and all rights they have relating to equity in the Company (including without limitation as option holders or stockholders), and the Company and the Selling Shareholders shall obtain written releases from such holders to that effect as a condition to Closing.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

      5.1 NOTIFICATION . Purchaser shall notify the Company and Selling Shareholders of any litigation, arbitration or administrative proceeding pending or, to its Knowledge, threatened against Purchaser which challenges the transactions contemplated by this Agreement, within five (5) days of becoming aware of the same. Purchaser shall deliver to the Selling Shareholders all information and documents relating to its preparation for the Closing and financing of the Purchase Price as is reasonably requested by the Selling Shareholders or its legal representatives.

      5.2 NO INCONSISTENT ACTION . Purchaser shall not take any other action which is materially inconsistent with its obligations under this Agreement.

      5.3 PURCHASER'S QUALIFICATIONS . Neither Purchaser nor any of its Affiliates shall knowingly take any action which would adversely impact
Purchaser's qualifications, including but not limited to, acquisitions or proposed acquisitions with respect to the St. Louis SMA or anywhere else, which would cause Purchaser's acquisition of control of the Station to be inconsistent with the FCC's multiple ownership or other rules or policies.

      5.4 SCHEDULES . Purchaser hereby acknowledges that the Schedules attached to this Agreement were prepared by the Company and the Selling Shareholders as of June 1, 1997 and are subject to modification and amendment by the Company and Selling Shareholders within ten (10) days from the date of execution of this Agreement, subject to the reasonable approval of Purchaser (to be determined by the Purchaser within five (5) business days that the modifications and amendments are delivered to the Purchaser).

                                   ARTICLE VI

                        SPECIAL COVENANTS AND AGREEMENTS

      6.1 FCC CONSENT . The transfer of control of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC (the "FCC Consent"), which shall be deemed to have occurred on the effective date of the FCC's action granting the transfer application. Purchaser and the Company will use their commercially reasonable efforts to file with the FCC an appropriate application for the FCC Consent within five (5) business days after Purchaser has obtained adequate financing, fully funded, to consummate the transactions contemplated by this Agreement. The parties shall prosecute said application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of such application as expeditiously as practicable. The parties will promptly provide each other with a copy of any pleading, order or other document filed by, served on or received by such party relating to the FCC application and any filing made by either party with the FCC relating to the transactions contemplated herein. Each party will use commercially reasonable efforts and otherwise cooperate with the other parties in responding to any information requested by the FCC related to the application or this Agreement, in making any amendment to this Agreement requested by the FCC which does not adversely affect the party in a material manner, and in defending against any petition, complaint, or other objection which may be filed against the application. If the FCC Consent nonetheless imposes any condition on any party hereto, such party shall use commercially reasonable efforts to comply with such condition unless compliance would be unduly burdensome or would have a material adverse effect upon it. If reconsideration or judicial review is sought with respect to the FCC Consent, Purchaser and the Company shall oppose such efforts for reconsideration or judicial review.

      6.2 ANTITRUST LAWS COMPLIANCE . As soon as practicable (but in no event less than fifteen (15) business days) after the execution of this Agreement, Purchaser and the Company will each make filings as required under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Filing"). Each party will cooperate with the other in accomplishing such filings and will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other governmental agency with respect to this Agreement or the transaction contemplated hereby.

      6.3 CONTROL OF THE STATION . Prior to Closing and subject to the obligations of the Company hereunder, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station's programs, employees, and policies, shall, subject to the obligations of the Company hereunder, be the sole responsibility of the Company until the Closing of the transactions contemplated by this Agreement.

      6.4 FEES AND EXPENSES . Except as otherwise provided in this Agreement and except for the transaction costs which will be an Adjustment to the Purchase Price as provided in Section 1.3(b), (c) and (d), each party shall pay its own expenses in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and other representatives; provided, that the Selling Shareholders (considered collectively) and the Purchaser shall each be responsible for one-half of the FCC filing fees (and Selling Shareholders' portion of such FCC filing fees shall be reflected as a reduction to the Purchase Price as set forth in Section 1.3(b)(vii)).

      6.5 BROKERS . Except as otherwise disclosed in this Agreement and except for the fees to be paid by Purchaser to CEA(as defined in Section 1.3(b)(vii)), pursuant to its agreement with Purchaser, Purchaser, on the one hand, and the Company and the Selling Shareholders, on the other hand, each represents and warrants that neither it nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement. Purchaser and the Selling Shareholders, respectively, each agree to indemnify and hold the other harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of any such agreement or arrangement made or alleged to have been made, respectively, by Purchaser or Persons acting on Purchaser's behalf or by the Company or the Selling Shareholders or Persons acting on the Company's or the Selling Shareholders' behalf.

      6.6 CONFIDENTIALITY . Purchaser, the Company and the Selling Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Purchaser and the Company to maintain in confidence and not disclose or utilize for any purpose whatsoever, any written, oral or other information which is obtained from another party in connection with the transactions contemplated by this Agreement and, except as provided in Section 6.7, not disclose the existence of this Agreement or the transactions contemplated hereunder unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate for the consummation of the transactions contemplated by this Agreement (including Purchaser's obtaining financing related hereto), or (c) the furnishing of such information is required by law. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated by this Agreement or certify destruction of such documents in writing. All confidentiality agreements previously executed by any party shall remain in full force and effect following the execution of this Agreement in accordance with their terms.

      6.7 PUBLIC ANNOUNCEMENTS . The parties to this Agreement will coordinate and consult with one another before making any press release or other public announcement concerning the transactions contemplated under this Agreement. Purchaser acknowledges that announcements and direct or indirect communications concerning any changes which Purchaser may plan for the future operation of the Station could adversely affect the Company's operation of the Station prior to the Closing Date. Accordingly, Purchaser agrees that, until the date on which the FCC grants the FCC Consent, (a) neither it nor its present or prospective managerial personnel shall make any formal announcements to the employees of the Station without written approval of the Company, and (b) except in connection with Purchaser's efforts to obtain financing, neither it nor its present or prospective personnel will release or publicize any such planned changes without the advance written approval of the Company, which shall be granted if necessary or appropriate to comply with the rules, regulations, or policies of the FCC or other governmental agencies.

      6.8 COOPERATION . Any notices or certifications given under this Agreement or any related agreement, including the Tax Escrow Agreement, shall be given in good faith without any intention to unfairly impede or delay the other party. Purchaser, the Company and the Selling Shareholders shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Purchaser, the Company and Selling Shareholders shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transactions contemplated by this Agreement and to fulfill their respective obligations under this Agreement.

      6.9 EXCLUDED ASSETS AND LIABILITIES . The following assets (hereinafter referred to as the "Excluded Assets") and liabilities (hereinafter referred to as the "Excluded Liabilities"), to the extent owned by or due from the Company, shall be distributed to the Selling Shareholders immediately prior to the Closing in partial redemption of the Selling Shareholders' Stock (and the Selling Shareholders shall assume any liabilities or taxes associated with such assets or their distribution):

            a. The notes payable or redeemable by Edward J. Koplar to or from the Company or any other amounts owing by or to any of the Selling Shareholders or their Affiliates;

            b. All amounts owing from and investments in Roberts Media, L.L.C. or in connection with personal communications services ("PCS") licenses; PROVIDED, HOWEVER, such amount shall not include any amounts owing from or investments in Roberts Broadcasting or the incidental LMA rights and obligations;

            c. All life insurance policies insuring the life of Edward J. Koplar, and all cash value associated therewith;

            d. All loans payable by, or investments in or accounts receivable from Koplar Interactive Systems International, L.L.C. ("KISI");

            e. All furniture and artwork currently located in or about Edward J. Koplar's offices at the Company;

            f. All furniture and fixtures owned by the Company which are located in the apartment leased and/or utilized by the Company located at 58 West 58th Street in New York City, New York (the related lease for such premises shall be terminated at Closing);

            g. All automobiles currently utilized by Edward J. Koplar and his family to the extent currently owned by the Company and all leasehold interests in connection with such automobiles; and

            h. All loans payable by, investments in or accounts receivable from Interactive Systems, Inc. (which loans have been written off and are deemed to be worthless).

            i. All tax liabilities for periods prior to Closing (for which the primary source of payment shall be the Tax Escrow provided for in Section 1.5(b)) except to the extent accrued as a liability as of the Closing and taken into account for purposes of the Working Capital adjustment to the Purchase Price as set forth in Section 1.3(b)(i) (provided, however, the Company shall pay its tax liabilities when the same become due and payable).

            j. Upon the termination or expiration of the Management Agreement, all of the Company's rights, title and interest in and to the six (6) St. Louis Cardinals Club Seats season tickets (including, but not limited to, all rights of renewal) shall be transferred to Edward J. Koplar.

      6.10 KOPLAR COMMUNICATIONS TELEVISION, L.L.C. Immediately prior to Closing, Edward J. Koplar shall cause the transfer to the Company of all equity interests of Koplar Management Co., Inc. in Koplar Communications Television, L.L.C. so that the Company shall own one hundred percent (100%) of the equity of Koplar Communications Television, L.L.C.

      6.11 NO SOLICITATION . Unless and until such time as this Agreement is terminated pursuant to Article 10, Selling Shareholders will not, and will cause the Company not to, directly or indirectly, solicit, initiate or encourage any proposals from, or discuss or negotiate with or consider the merits of any unsolicited inquiries or proposals from, any Person (other than those Persons contemplated by this Agreement) relating to any transaction involving the sale of the business or assets of the Company (other than in the ordinary course of business) or relating to any transaction involving the sale of any of the Stock of the Company, or any merger, consolidation or other business combination.

      6.12 NON-COMPETITION . The Selling Shareholders shall enter into a Noncompetition Agreement with the Company, in substantially the form attached hereto as EXHIBIT C.

                                   ARTICLE VII

                              ANCILLARY AGREEMENTS

      7.1 INVESTMENT IN PURCHASER . The Selling Shareholders shall invest Five Million Dollars ($5,000.000.00) in the Purchaser on a basis mutually agreeable to the Selling Shareholders and the Purchaser and in a transaction whose form is designed to cause the amount of such investment to be made with "before tax dollars" (i.e., so that the investing Selling Shareholders will not have paid tax on the amount of the investment being made into the Purchaser), to the extent such transaction is practicable and does not cause Purchaser to incur any additional costs in connection therewith. In order to accommodate such tax consequences, the investment may be made in Stock of the Company immediately prior to the Closing or by way of a contribution of Stock of the Company followed by a reverse cash-out merger, all in such other form designed to cause the investment in the Purchaser to be made with money or other assets which are not subject to tax by the Selling Shareholders on account of the transactions contemplated by this Agreement (i.e., made with "before tax" dollars). The amount of equity per dollar to be received by the investing Selling Shareholders in the Purchaser shall be equivalent to the amount of equity per dollar received by other outside cash investors acquiring similar equity in the Purchaser, and the Selling Shareholders shall have all of such rights and benefits consistent with documentation as afforded to such outside cash investors in Purchaser to the extent of the cash investment of such outside cash investors.

      7.2 KISI OPERATIONS . At the Closing, the Purchaser will enter into the Broadcast Signal Encoding Agreement with KISI in substantially the form attached hereto as EXHIBIT D (the "Broadcast Signal Encoding Agreement").

      7.3 MANAGEMENT AGREEMENT . The Company shall enter into a Management Agreement with Edward J. Koplar, in substantially the form attached hereto as EXHIBIT E ("Management Agreement").

      7.4 COMPANY NAME . The names "Koplar Communications, Inc.", "Koplar Communications Television, L.L.C." and "KCI" (and any derivations thereof, excluding the call letters "KPLR") shall be retained by the Selling Shareholders or returned to the Selling Shareholders by the Purchaser within ninety (90) days after the Closing, subject to a free transition license in favor of the Purchaser to the extent such license is necessary.

                                  ARTICLE VIII

                         CONDITIONS PRECEDENT TO CLOSING

      8.1 CONDITIONS FOR CLOSING . The Closing of the transactions contemplated by this Agreement is conditioned upon the following:

            (a) FCC CONSENT. (i) The grant of the FCC Consent without any imposition of material adverse conditions as defined below on Purchaser or the Company; and (ii) compliance by the parties hereto with the conditions (if any) imposed in the FCC Consent; provided that, for purposes of this Section 8.1(a), a "material adverse condition" is a condition which would restrict, limit, increase the cost or burden of or otherwise adversely affect or impair, in each case in any material respect, the right of the Purchaser to the ownership, use, control or operation of the Station or the proceeds therefrom, PROVIDED, HOWEVER, that any condition which requires (i) that Purchaser or any of its subsidiaries file reports with the FCC regarding compliance with rules and policies of the FCC (including but not limited to reports pertaining to affirmative action and equal opportunity employment or children's programming commercial limitation compliance), or (ii) that the Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC licenses issued for operation of the Station, shall not be a material adverse condition.

            (b) HSR FILING. The waiting period relating to the HSR Filing having duly expired or been duly terminated by the appropriate government agencies without the commencement or threatened commencement of any action, suit, investigation or proceeding by any such agencies to restrain, postpone or otherwise challenge the transaction contemplated by this Agreement;

            (c) OPINION OF COUNSEL. The Purchaser receiving an opinion of counsel to the Selling Shareholders that the trustee(s) for the trusts which are Selling Shareholders has the power and authority to enter into and execute this Agreement and any related agreements and to consummate the transactions contemplated hereby and thereby;

            (d) THIRD PARTY CONSENTS. The obtaining of all third party Consents in a form reasonably satisfactory to Purchaser which are material to the operation of the Company and required with respect to the purchase and sale of the Shares; PROVIDED, HOWEVER, that the obtaining of such third party consents shall not be required if, at Purchaser's option, such requirement is waived and the Selling Shareholders agree to indemnify Purchaser in such event; and

            (e) NO LOSS OR DESTRUCTION. The absence of any loss or destruction of the assets of the Company which results in a Material Adverse Effect; PROVIDED, HOWEVER, that the Company shall have the election to repair or replace such assets if the Company can do so within sixty (60) days, in which case the Closing shall occur despite such loss or destruction and shall be delayed for such sixty (60) day period (or until such earlier time that the affected assets are repaired or replaced by the Company). In the event that such loss or destruction results in less than a Material Adverse Effect, the Closing shall occur as scheduled and the Purchaser shall be entitled to (i) any insurance proceeds received with respect to such loss or destruction plus (ii) a reduction in the Purchase Price equal to the amount of any deductible to the extent not reflected in the computation of the Adjustment Amount or the Closing Balance Sheet as described in Section 1.3(b)(i) and Section 1.4.

      8.2 CONDITIONS TO OBLIGATIONS OF PURCHASER . All obligations of Purchaser at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. As of the Closing, there is no fact, condition or occurrence which constitutes a material misrepresentation or breach of warranty by the Company or the Selling Shareholders pursuant to this Agreement and which:

                  (i) has or is likely to have a Material Adverse Effect, taken as a whole, upon the ability of the Purchaser to broadcast a television signal in materially the same manner as broadcast by the Company as of the date of this Agreement;

                  (ii) constitutes a Liability in excess of Twenty Million Dollars ($20,000,000.00) (without affecting the definitions of "Material Adverse Effect" or "material" as such terms are used in this Agreement) ; or

                  (iii) causes the Company to lose or become likely to lose any of its FCC Licenses necessary to operate the Station or causes or is likely to cause a material adverse modification of any FCC License which is necessary to operate the Station.

      It is understood that other than as set forth above, a misrepresentation or breach of warranty by the Company or the Selling Shareholders shall not constitute a failure of a condition for Closing by the Purchaser, and that Purchaser's remedy for such breach shall solely be to seek indemnification pursuant to the provisions of Article XI of this Agreement.

            (b) COVENANTS AND CONDITIONS. The Company and Selling Shareholders shall have in all material respects performed and complied with all covenants required by this Agreement to be performed or complied with by it or them, as the case may be, prior to or on the Closing Date; PROVIDED, HOWEVER, in the event of an alleged breach of any such covenant, notice of such breach shall be given to the Company and/or Selling Shareholders and the Company and/or the Selling Shareholders shall have a reasonable period (of not more than sixty (60) days unless otherwise extended by FCC rules, policies, or orders) to cure such breach and the Closing shall, to the extent applicable, be delayed until the expiration of such cure period or until the breach is cured, whichever is earlier.

            (c) DELIVERIES. The Company and the Selling Shareholders shall have made or stand willing and able to make all the deliveries to Purchaser set forth in Section 9.2 of this Agreement.

            (d) CLAIMS FOR INDEMNITY OCCURRING PRIOR TO THE CLOSING. In the event that Purchaser makes a claim for indemnification on account of an alleged misrepresentation or breach of warranty of the Company or Selling Shareholders prior to the Closing, such claim for indemnification shall be disposed of in the following manner:

                  (i) In the event that the Selling Shareholders and the Purchaser agree as to the existence of such misrepresentation or breach of warranty and to the amount of indemnity to which the Purchaser would be entitled to pursuant to Article XI of this Agreement, then the amount of such indemnity to which the Purchaser shall be entitled shall be the amount agreed upon by Selling Shareholders and Purchaser and shall be a reduction in the amount of the Purchase Price payable at Closing;

                  (ii) In the event that Purchaser and the Selling Shareholders agree as to the existence of a misrepresentation or breach of warranty, but the amount of indemnity to which the Purchaser is entitled is not agreed to by and between the parties, then the Company's CPA Firm shall estimate the amount of indemnity to which the Purchaser would be entitled to pursuant to Article XI of this Agreement, and such amount shall be deposited by Purchaser in escrow with Mercantile Trust Company out of the Purchase Price otherwise payable at Closing. Such escrow fund shall be a source of funds for indemnification once the amount of such indemnification is finally determined pursuant to Article XI, and any funds remaining in such escrow after the amount of indemnification to Purchaser has been satisfied shall be paid to the Selling Shareholders.

                  (iii) In the event that Purchaser and the Selling Shareholders do not agree as to the existence of a misrepresentation or breach of warranty for which the Purchaser would be entitled to indemnification pursuant to Article XI of this Agreement, then Purchaser's right to indemnification shall be determined pursuant to the indemnification procedures contained in Article XI of this Agreement, and there shall be no reduction in the Purchase Price payable to the Selling Shareholders as of the Closing and the parties shall have all rights with respect to such misrepresentation or breach of warranty that exist under this Agreement, or otherwise exist in law or equity.

                  (iv) Except as otherwise provided in Section 8.2(a), in no event shall a claim for indemnification or a misrepresentation or breach of warranty be the basis for Purchaser refusing to consummate the transactions contemplated by this Agreement, or cause any delay or hindrance with respect to the Closing.

      8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SELLING SHAREHOLDERS . All obligations of the Company and Selling Shareholders at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions:

                   (a) REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date, except for changes contemplated by this Agreement, as though such representations and warranties were made at and as of such time.

                   (b) COVENANTS AND CONDITIONS. Purchaser shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, PROVIDED, HOWEVER, in the event of an alleged breach of any such covenant, notice of such breach shall be given to Purchaser and Purchaser shall have a reasonable period (of not more than sixty (60) days) to cure such breach and the Closing shall, to the extent applicable, be delayed until the expiration of such cure period or until the breach is cured, whichever is earlier.

                   (c) DELIVERIES. Purchaser shall have made or stand willing and able to make all the deliveries set forth in Section 9.3 of this Agreement.

                                   ARTICLE IX

                         CLOSING AND CLOSING DELIVERIES

      9.1 CLOSING . The closing of the transactions contemplated by this Agreement ("Closing") shall take place at 10:00 a.m. on a mutually acceptable day within seven (7) business days after the effective date of the FCC Consent, and the other conditions for Closing have been fulfilled or waived by the appropriate party (the "Closing Date"), unless the parties shall mutually agree to an alternate date, such as the end of a calendar month, in which case the Closing shall be on such date mutually agreed upon by the parties. Closing shall be held at the offices of Greensfelder, Hemker & Gale, P.C. in St. Louis, Missouri, or such other place as shall be mutually agreed upon by Purchaser, the Company and the Selling Shareholders.

      9.2 DELIVERIES BY THE COMPANY AND SELLING SHAREHOLDERS . Prior to or on the Closing Date, the Company and Selling Shareholders shall deliver to Purchaser the following, in form and substance reasonably satisfactory to Purchaser and its counsel:

            (a) CONSENTS. The original of each Consent which is a condition to Closing pursuant to Section 8.1(d);

            (b) OPINION OF COUNSEL. An opinion of the counsel to the Company and Selling Shareholders, dated the Closing Date, in substantially the form attached hereto as EXHIBIT F and an opinion of the FCC counsel to the Company in substantially the form attached hereto as EXHIBIT F-1.

            (c) STOCK CERTIFICATES. The delivery to Purchaser of stock certificates representing all of the issued and outstanding stock of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank with guaranteed signatures.

            (d) OFFICER'S CERTIFICATE. A certificate, dated as of the Closing Date and signed by the Selling Shareholders and the Company's President or any duly authorized Vice President, stating that the conditions set forth in Section
8.2 have been satisfied in accordance with the provisions thereof.

            (e) ARTICLES OF INCORPORATION. Copies of the Company's Articles of Incorporation certified as of a recent date (which is not prior to thirty (30) days prior to Closing) by the Secretary of State of the State of Missouri.

            (f) CERTIFICATE OF GOOD STANDING. Certificate of good standing of the Company issued as of a recent date (which is not prior to thirty (30) days prior to Closing) by the Secretary of State of the State of Missouri.

            (g) SECRETARY'S CERTIFICATE. A certificate of the secretary or an assistant secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser as to (i) no amendments to the Articles of Incorporation of the Company since a specified date; (ii) the by-laws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement and any related agreement.

            (h)  ANCILLARY   AGREEMENTS.   Executed  copies  of  the  Management
Agreement, Broadcast Signal Encoding Agreement, Noncompetition Agreement, and Tax Escrow Agreement.

            (i) PAYOFF LETTER. A payoff letter from NationsBank, N.A. (successor to The Boatmen's National Bank of St. Louis) and a release of the liens of NationsBank, N.A. on the assets of the Company upon payment in full of the related loan, as described in Section 1.3(b)(ii) hereof.

            (j) RELEASES OF HOLDERS. The releases of the holders of Options contemplated by 4.1(b)(xiv) of this Agreement, in form and substance reasonably satisfactory to Purchaser, relating to cancellation and redemption of equity interests.

      9.3 DELIVERIES BY PURCHASER . Prior to or on the Closing Date, Purchaser shall deliver to the Company and Selling Shareholders the following, in form and substance reasonably satisfactory to the Company, Selling Shareholders and their counsel:

            (a) PURCHASE PRICE. The Purchase Price as provided in Section 1.3 of this Agreement;

            (b) OPINION OF COUNSEL. An opinion of Purchaser's counsel dated the Closing Date, in substantially the form attached hereto as EXHIBIT G.

            (c) OFFICER'S CERTIFICATE. A certificate, dated as of the Closing Date and signed by the Purchaser's President or any duly authorized Vice President, stating that the conditions set forth in Section 8.3 have been satisfied in accordance with the provisions thereof.

            (d) ARTICLES OF INCORPORATION. Copies of the Purchaser's Articles of Incorporation or other Organizational Documents certified as of a recent date (which is not prior to thirty (30) days prior to Closing) by the Secretary of State of the state of incorporation of Purchaser.

            (e) CERTIFICATE OF GOOD STANDING. Certificate of good standing of the Purchaser issued as of a recent date (which is not prior to thirty (30) days prior to Closing) by the Secretary of State of the state of incorporation of Purchaser.

            (f) SECRETARY'S CERTIFICATE. A certificate of the secretary or an assistant secretary of the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Selling Shareholders as to (i) no amendments to the Articles of Incorporation or other Organizational Documents of the Purchaser since a specified date; (ii) if applicable, the by-laws of the Purchaser; (iii) the resolutions of the Board of Directors of the Purchaser authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Purchaser executing this Agreement and any related agreement.

            (g)  ANCILLARY   AGREEMENTS.   Executed  copies  of  the  Management
Agreement, Broadcast Signal Encoding Agreement; Noncompetition Agreement, Promissory Note, if applicable; Letter of Credit, if applicable; and Tax Escrow Agreement.

      9.4 LOCAL MARKETING AGREEMENT . In the event the parties cannot close because the FCC Consent is not secured prior to October 1, 1997 and all other conditions for Closing have been fulfilled or waived, the parties shall negotiate in good faith and execute a local marketing agreement ("Local Marketing Agreement") for a term ending upon the Closing (which shall occur within five (5) days of the effective date of the FCC Consent). Upon the execution of the Local Marketing Agreement, the Purchase Price payable to Selling Shareholders hereunder shall be paid in escrow pending the Closing pursuant to a mutually agreeable escrow agreement.

                                    ARTICLE X

                                   TERMINATION

      10.1 TERMINATION EVENTS . This Agreement may be terminated by any of Purchaser, the Company or any Selling Shareholder, if the terminating party is not the cause of a failure of a condition for the Closing, by written notice to the other party, upon the occurrence of any of the following:

            (a) on the Closing Date: (i) any of the conditions precedent to the obligations of the terminating party set forth in Article VIII of this Agreement shall not have been satisfied; and (ii) satisfaction of such condition shall not have been waived by the terminating party; provided that, the Company and/or Selling Shareholders shall have thirty (30) days following any notice of failure of satisfaction of any such condition to effect a cure of such failure (and the Closing shall be postponed to accommodate any such thirty (30) day cure period);

            (b) the FCC denies or designates for hearing the application referenced in Section 6.1 of this Agreement and such designation is not reversed upon pleadings of the parties;

            (c) the Station's normal broadcast transmission is continuously interrupted for a period of not less than five (5) consecutive days and the cause of such interruption is not or cannot be cured on or before sixty (60) days from the date that the Closing would otherwise occur or, if cured, would have after the Closing a Material Adverse effect on the operation of the Station as to materially and adversely alter the normal operation of the Station as presently conducted;

            (d) the parties shall mutually agree to terminate this Agreement;

            (e) the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 1998, or such later date upon which the parties may agree. Notwithstanding this Section 10.1(e), in the event the FCC Consent has not been granted on or before June 30, 1998, and provided that Purchaser is not in material breach of its obligations under this Agreement and has timely filed an appropriate application for the FCC Consent and has diligently used best practices to obtain the grant of said application as expeditiously as practicable, the Closing Date shall be extended to a date not later than September 30, 1998 (or such later date upon which the parties may agree); or

            (f) Purchaser does not have adequate financing fully funded on or before September 30, 1997 in order to pay the entire Purchase Price pursuant to this Agreement.

      10.2 EFFECT OF TERMINATION . The right of each party to terminate this Agreement under Section 10.1 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.4, 6.5, 6.6, and 6.7 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

      10.3  REMEDIES .

            (a) SELLING SHAREHOLDERS' REMEDIES. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to Purchaser's material breach of any representation, warranty, covenant or condition which is a condition for Closing hereunder, and the Selling Shareholders are not at that time in breach of any material representation, warranty, covenant or condition which is a condition for Closing hereunder, then Selling Shareholders shall be entitled to institute any action in law or equity to recover any damages or other compensatory relief which may be warranted, including an action for specific performance of the terms of this Agreement and of the Purchaser's obligation to consummate the transaction contemplated hereby. In the event Selling Shareholders and/or the Company file a lawsuit or other formal legal action seeking specific performance of this Agreement, the Purchaser shall waive the defense that Selling Shareholders and/or the Company have an adequate remedy at law.

            (b) PURCHASER'S REMEDIES. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to Selling Shareholders' material breach of any representation, warranty, covenant or condition which is a condition for Closing hereunder, and the Purchaser is not at that time in breach of any material representation, warranty, covenant or condition which is a condition for Closing hereunder, then Purchaser shall be entitled to institute any action in law or equity to recover any damages or other compensatory relief which may be warranted, including an action for specific performance of the terms of this Agreement and of the Selling Shareholders' obligation to consummate the transaction contemplated hereby. In the event Purchaser files a lawsuit or other formal legal action seeking specific performance of this Agreement, the Selling Shareholders and the Company shall waive the defense that Purchaser has an adequate remedy at law.


                                   ARTICLE XI

                                 INDEMNIFICATION

      11.1 INDEMNIFICATION BY THE SELLING SHAREHOLDERS . Subsequent to the Closing and subject to the limitations contained in Section 11.3, Selling Shareholders shall, jointly and severally, indemnify and hold Purchaser harmless against any loss, expense or liability associated with or arising out of the following matters:

            (a) A breach of any representation, warranty or covenant of the Selling Shareholders or the Company contained in this Agreement or any related agreement or in any certificate, document or instrument required to be delivered to Purchaser hereunder or thereunder, regardless of whether such breach is known to Purchaser prior to Closing (provided Purchaser has notified Selling
Shareholders in writing of its knowledge of and the nature of such breach promptly after discovering such breach and Purchaser has not waived the same);

            (b)  Any and all  liabilities,  costs  or  expenses  (including  all interest and penalties) incurred by the Company (i) for all tax years ended prior to the Closing in excess of the amount accrued as of December 31, 1996 to the extent that such liabilities, costs or expenses are not reserved for in the Tax Escrow Fund referred to in Section 1.5(b) of this Agreement and (ii) with respect to any taxable year or period beginning before and ending after the
Closing Date, for the portion of such taxable year or period ending on and including the Closing Date in excess of the amount accrued and set forth in the Closing Balance Sheet, to the extent not paid as the result of the Tax Escrow Fund referred to in Section 1.5(b) of this Agreement. In the event that the Company or Purchaser receive a subsequent tax benefit with respect to any tax matter for which indemnification was made pursuant to this Paragraph (e.g., a matter which was previously deducted by the Company is capitalized and depreciated or amortized for tax purposes during periods occurring after the Closing), the amount of such tax benefit (not in excess of the tax indemnification amount received) shall be paid to the Selling Shareholders as and when such tax benefit is realized by the Company or Purchaser.

            (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or reasonably attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

            (d) Any Excluded Asset or Excluded Liability.

      11.2 INDEMNIFICATION BY PURCHASER . Purchaser shall indemnify and hold the Selling Shareholders harmless against and with respect to, and shall reimburse the Selling Shareholders for:

            (a) Any and all losses, liabilities or damages resulting from any untrue representation, breach of warranty or nonfulfillment of any covenant by Purchaser contained herein or in any certificate, document or instrument delivered by Purchaser to the Selling Shareholders hereunder regardless of whether such breach is known to any Selling Shareholder prior to Closing (provided any such Selling Shareholder has notified Purchaser in writing of its knowledge of and the nature of such breach promptly after discovering such breach and Selling Shareholders have not waived the same); and

            (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or reasonably attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      11.3  LIMITATIONS ON INDEMNITY .

            (a) No claim for indemnification may be made by Purchaser pursuant to Section 11.1(a), or (c), unless and until the aggregate amount of damages or loss claimed for indemnification by Purchaser exceeds Four Hundred Thousand Dollars ($400,000.00), which amount shall be a one-time deduction in the amount of the obligation of the Selling Shareholders to indemnify the Purchaser pursuant to this Agreement. Such limitation shall expressly not apply to (i) any claim for indemnification with respect to taxes pursuant to Section 11.1(b) of this Agreement, (ii) any claim arising out of any Excluded Asset or Excluded Liability pursuant to Section 11.1(d), (iii) any claim relating to payments to
H. Max Lummis IV under the Lummis Employment Agreement pursuant to Section 1.3(b)(iii) hereof to the extent that such claim is not a reduction Adjustment in the Purchase Price or is not reflected in the adjustment for Working Capital, or (iv) any claim based upon any forfeiture, sanction or monetary penalty imposed on the Company by the FCC in conjunction with the renewal of the Station's license for the term commencing February 1, 1998.

            (b)  No claim for indemnification shall be made by Purchaser:

                  (i) After three (3) years for any breach of any representation or warranty or covenant (except with respect to those covenants which, by their terms, extend beyond such three (3) year period) by the Company or the Selling Shareholders, except for any breach of a representation or warranty relating to the ownership of the Stock of the Company or any assignment of such Stock to Purchaser pursuant to this Agreement, and except as otherwise expressly provided in this Agreement;

                  (ii) After two (2) years with respect to any claim for indemnification relating to any breach of the representation or warranty contained in Section 2.10 of this Agreement; or

                  (iii) After the expiration of the applicable statutes of limitation with respect to any claim for indemnification with respect to claims made pursuant to Section 11.1(b) hereof.

            (c) The representations, warranties, covenants and obligations of the Company shall terminate on the Closing Date. Subsequent to the Closing Date, none of the parties hereto shall have any right or obligation to seek indemnification or contribution from the Company.

            (d) All damages and loss payable as indemnification by the Selling Shareholders pursuant to this Agreement shall be net of all insurance proceeds to which the

Purchaser or the Company is entitled to receive and net of the tax benefits actually received by Purchaser or the Company.

      11.4 PROCEDURE FOR INDEMNIFICATION . The procedure for indemnification shall be as follows:

            (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying: (i) the factual basis for such claim; and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit or proceeding was given to Claimant. Claimant's failure to give the Indemnifying Party such notice shall not preclude Claimant from obtaining indemnification from the Indemnifying Party unless Claimant's failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation, and then the Indemnifying Party's obligation shall be reduced to the extent of such prejudice.

            (b) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

            (c) With respect to any claim by a third party as to which the Claimant asserts it is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or at its election to assume control of the defense of such claim, with counsel reasonably satisfactory to Claimant, subject to reimbursement for actual out-of-pocket expenses incurred by Claimant as the result of request by the Indemnifying Party, PROVIDED, HOWEVER, that the Claimant may retain separate co-counsel at its sole cost and expense and participate in the defense of any such claim by a third party and, PROVIDED, FURTHER, that the Indemnifying Party shall conduct the defense of the third party claim actively and diligently thereafter. If the Indemnifying Party elects to assume control of the defense of any third party claim, the Indemnifying Party may nevertheless reserve the right to dispute the amount of indemnification claimed or dispute Claimant's right to be indemnified with respect to all or any portion of the claim. Except with the written consent of the Claimant, Indemnifying Party shall not, in defending any claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not release the Claimant from all liability in respect of such claim or litigation. In the event the Claimant fails to consent to any settlement or compromise which results in damages in excess of the amount for which consent was requested, the limitation of the Indemnifying Party's obligations to indemnify the Claimant with respect to the subject matter of the claim shall be the amount of the proposed settlement or compromise rejected by Claimant and the Claimant shall be responsible for, and shall hold harmless the Indemnifying Party from, all damages (including, without limitation, attorney's fees, court costs and other costs of litigation or settlement) in excess of the amount of the proposed settlement or compromise rejected by Claimant.

            (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

            (e) In the event an indemnification amount is finally determined to be due and payable to Purchaser pursuant to the provisions hereof prior to the time that the Promissory Note is payable, then the amount of such finally determined indemnification amount shall be applied against the amount payable pursuant to the Promissory Note and against the amount payable to the Selling Shareholders as the result of the Letter of Credit.

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.1 NOTICES . All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be: (i) in writing; (ii) delivered by personal delivery, sent by commercial delivery service or registered or certified mail, return receipt requested or sent by facsimile (so long as there is confirmation that such facsimile was received); (iii) deemed to have been given on the date of personal delivery or the next day following delivery to the commercial delivery service or registered or certified mail or the day of the facsimile transmission, confirmation received; and (iv) addressed as follows:

            If to the Company:            Koplar Communications, Inc.
                                          4935 Lindell Boulevard
                                          St. Louis, MO 63108
                                          Attention:  Edward J. Koplar
                                          Facsimile:  (314) 454-6445

            with a copy                   Joseph D. Lehrer, Esq.
            (which shall                  Greensfelder, Hemker & Gale, P.C.
            not constitute                10 South Broadway, Suite 2000
            notice) to:                   St. Louis, MO 63102
                                          Facsimile:  (314) 241-8624

            If to a Selling Shareholder:  Edward J. Koplar
                                          500 South Warson Road
                                          Ladue, MO  63124
                                          Facsimile:  (314) 993-9337

            with a copy                   Joseph D. Lehrer, Esq.
            (which shall                  Greensfelder, Hemker & Gale, P.C.
            not constitute                10 South Broadway, Suite 2000
            notice) to:                   St. Louis, MO 63102
                                          Facsimile:  (314) 241-8624

            If to Purchaser:              Douglas Gealy
                                          Acme Television Holdings, L.L.C.
                                          7125 Bluffstream Court
                                          Columbus, OH 43235
                                          Facsimile:  (614) 436-5119

            with a copy                   Lewis J. Paper, Esq.
            (which shall                  Dickstein, Shapiro, Morin &
            not constitute                   Oshinsky, L.L.P.
            notice) to:                   2101 L Street, N.W.
                                          Washington, D.C.  20037-1525
                                          Facsimile: (202) 887-0689

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 12.1.

      12.2 BENEFIT AND BINDING EFFECT . None of the parties to this Agreement may assign this Agreement without the prior written consent of the other party hereto, except that Purchaser may designate Acme Television Licenses of
Missouri, Inc., a wholly-owned subsidiary of Purchaser (or any other wholly-owned subsidiary of Purchaser) to take title to the Stock of the

Company, so long as Purchaser remains obligated pursuant to all provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.3 GOVERNING LAW . This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Missouri without regard to that state's conflict of law provisions.

      12.4 HEADINGS; CONSTRUCTION . The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement. All words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      12.5 TIME OF ESSENCE . With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.6 ENTIRE AGREEMENT . This Agreement, all schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Purchaser, the Company and Selling Shareholders with respect to the subject matter hereof, except as otherwise provided in this Agreement. All schedules attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Purchaser, the Company and the Selling Shareholders, and all letters of intent, letters of agreement and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought; PROVIDED, HOWEVER, that all prior agreements regarding the obligations of a party to keep confidential and not use certain information shall continue to be binding upon the parties.

      12.7 WAIVER OF COMPLIANCE; CONSENTS . Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.7.

      12.8 SEVERABILITY . If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

      12.9 COUNTERPARTS . This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PURCHASER:                              SELLING SHAREHOLDERS:

ACME TELEVISION HOLDINGS, L.L.C..
a Delaware limited liability company    /s Edward J. Koplar
                                        _______________________________________
                                        Edward J. Koplar

By: /s/ Douglas E. Gealy
    __________________________________
Name:   Douglas E. Gealy
Title:  Presient and Chief Operating
        Officer


                                        TRUSTEES OF THE HAROLD KOPLAR
                                        IRREVOCABLE TRUST, FOR THE BENEFIT OF
                                        THE CHILDREN OF EDWARD J. KOPLAR

                                        /s/ Edward J. Koplar
                                        _______________________________________
                                        Edward J. Koplar, Trustee


                                        /s/ Joseph D. Lehrer
                                        _______________________________________
                                        Joseph D. Lehrer, Trustee


                                        COMPANY:

                                        KOPLAR COMMUNICATIONS, INC., a
                                        Missouri corporation

                                        By:/s/ Edward J. Koplar
                                           ____________________________________
                                           Edward J. Koplar, President

      The following pages contain a list of Addendum, Exhibits and Schedules which have been intentionally omitted by the Registrants.

     A copy of any omitted Addendum, Exhibits or Schedules will be provided to the Securities and Exchange Commission upon request.

DEFINITIONS ADDENDUM

SCHEDULES

      Schedule 2.1(b)         Subsidiaries and Other Ownership
      Schedule 2.1(c)         Agreements with Respect to Stock
      Schedule 2.4            Licenses
      Schedule 2.5            Real Property
      Schedule 2.6            Personal Property
      Schedule 2.7(a)         Contracts
      Schedule 2.7(b)         Programming Agreements
      Schedule 2.8            Consents
      Schedule 2.9            Intellectual Property
      Schedule 2.10           Audited Financial Statements
      Schedule 2.11           Insurance
      Schedule 2.13(a)        Employees
      Schedule 2.13(b)        Employee Benefit Plans
      Schedule 2.13(d)        Withdrawal Liability
      Schedule 2.14           Strikes, Work Stoppages or Grievance Proceedings
      Schedule 2.15           Tax Returns and Audits
      Schedule 2.16           Claims and Legal Actions
      Schedule 2.19           Related Entities
      Schedule 2.22           Restrictions on Competition
      Schedule 2.23           Cable Carriage
      Schedule 4.1(a)(vii)    Changes to Real Property
      Schedule 4.1(a)(xiv)    Charter Documents

EXHIBITS

      Exhibit A         Selling Shareholders
      Exhibit B         Tax Escrow Agreement
      Exhibit C         Non-Competition
      Exhibit D         Broadcast Signal Encoding Agreement
      Exhibit E         Management Agreement
      Exhibit F         Form of Opinion of Counsel to Company and
                          Selling Shareholders
      Exhibit F-1       Form of Opinion of FCC Counsel to Company
      Exhibit G         Form of Opinion of Counsel to Purchaser
      Exhibit H         Form of Secured Promissory Note
      Exhibit H-1       Form of Letter of Credit